Hptrelease042315.htm

DEFINITIVE ADDITIONAL MATERIALS

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.)

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ x ]

Check the appropriate box:

[ ] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ] Definitive Proxy Statement

[x] Definitive Additional Materials

[ ] Soliciting Material Pursuant to section 240.14a-12

----------------------------------------------------------------------------------------------------

(Name of Registrant as Specified In Its Charter):

Hospitality Properties Trust. (NYSE: HPT)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant):

UNITE HERE

Payment of Filing Fee (Check the appropriate box):

[x] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

----------------------------------------------------------------------------------------------------

UNITE HERE, 275 Seventh Avenue New York, NY 10001

April 23, 2015

Released on April 23, 2015

Is Hospitality Properties Trust committed to annual director elections? Asks UNITE HERE

Proxy contest looms after lodging REIT blocks shareholder proposal

New York, April 23. After years of shareholder pressure to adopt annual director elections, Hospitality Properties Trust (NYSE: HPT) is now seeking shareholder approval of a policy that would allow HPT to opt into Maryland’s Unsolicited Takeover Act (MUTA), permitting it to re-classify for up to 18 months before shareholders can vote.

HPT has omitted a competing proposal by UNITE HERE from its proxy that would require prior shareholder approval before opting into MUTA – a measure that would make HPT’s move to annual director elections permanent. UNITE HERE is soliciting proxies for HPT’s upcoming annual meeting to give shareholders the opportunity to vote on the omitted proposal.

Return the BLUE PROXY CARD to reject HPT’s MUTA poison pill!

HPT shareholders voted to declassify the Board for five consecutive years before the Board began the process of instituting annual director elections, which will not be completed until 2017. It was one of only a few lodging REITs to still have a classified board.

To date, nearly half of the listed lodging REITs have opted out of provisions of MUTA, which allows REIT boards to take advantage of a broad range of anti-takeover defenses including the ability to stagger board elections without shareholder approval. UNITE HERE’s proposal to opt out of MUTA drew 90.5% of votes (73.2% of shares outstanding) at HPT’s 2014 annual meeting but was not implemented.

After resubmitting the same proposal for HPT’s 2015 annual meeting, HPT drafted a conflicting proposal that allows the use of MUTA and only requires shareholder approval of such actions within 18 months. Citing SEC Rule 14a-8(i)(9), HPT has omitted UNITE HERE’s proposal from its proxy.

If HPT were to classify its board by opting into MUTA, shareholders would not have a right to vote on the exercise of those takeover protections for up to 18 months. If rejected by shareholders, it could take an additional two years to return to annual director elections.

UNITE HERE’s proposal is better for shareholders. Indeed when this reform was adopted at Commonwealth-- a sister REIT of HPT-- Adam Portnoy described the reform as an example of “best in class corporate governance.” So why not at HPT?

Shareholders should vote the Blue Proxy and lock in annual director elections at HPT.

Important Additional Information is available at www.sec.gov or here: http://unitehere.org/wp-content/uploads/hptdefc14041315.pdf

Contact: Jeff Nelson, 617-480-2585, jnelson@unitehere.org